Exhibit (11) under Form N-1A
                                   Exhibit 23 under Item 601/Reg.S-K


               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS



We consent to the references to our firm under the captions "Financial Highlights" and "Independent Auditors" in Post-Effective Amendment Number 17 to the Registration Statement (Form N-1A No. 33-44590) and the related Prospectuses and to the incorporation of reference therein of our reports dated January 15, 1996 with respect to the financial statements included in the Annual Reports of The Biltmore Funds (Biltmore Money Market Fund, Biltmore Tax-Free Money Market Fund, Biltmore U.S. Treasury Money Market Fund, Biltmore Prime Cash Management Fund, Biltmore Balanced Fund, Biltmore Equity Index Fund, Biltmore Quantitative Equity Fund, Biltmore Fixed Income Fund, Biltmore Short-Term Fixed Income Fund, Biltmore Special Values Fund and Biltmore Emerging Markets Fund).



By:ERNST & YOUNG LLP
   Ernst & Young LLP
Pittsburgh, Pennsylvania